                                                                   EXHIBIT 10.38

                    REDEMPTION AND RECAPITALIZATION AGREEMENT

         This Redemption and Recapitalization Agreement (the "Agreement") is entered into this April 25, 2006 by and between Lightyear PBI Holdings, LLC, a Delaware limited liability company ("Investor"), and Private Business, Inc., a Tennessee corporation ("Company").

         WHEREAS, Investor is the holder of 21,012.5 shares of the Company's Series A Preferred Stock (together with any additional shares of the Company's Series A Preferred Stock issued as the result of payments in kind of dividends for such securities after the date hereof, the "Series A Preferred Stock"), 10,000 shares of the Company's Series C Preferred Stock (together with any additional shares of the Company's Series C Preferred Stock issued as the result of payments in kind of dividends for such securities after the date hereof, the "Series C Preferred Stock"), a warrant to purchase 16,000,000 shares of the Company's common stock (the "Common Stock") at an exercise price of $1.25 per share (the "Original Series A Warrant"); warrants to purchase 767,045 shares of the Company's common stock at an exercise price of $1.25 (the "Series A PIK Warrants" and, together with the Original Series A Warrant and any additional warrants issued as the result of payments in kind of dividends for the Series A Preferred Stock, the "Series A Warrants"); a currently exercisable warrant to purchase 1,893,940 shares of Common Stock at an exercise price of $1.32 per share (the "2006 Warrant"); and a warrant to purchase 1,893,939 shares of Common Stock at an exercise price of $1.32 per share that becomes exercisable on June 9, 2007 (the "2007 Warrant" and, together with the Series A Preferred Stock, the Series C Preferred Stock, the Series A Warrants and the 2006 Warrant, the "Investor Securities"); and

         WHEREAS, Company desires to engage in an underwritten offering of its common stock on substantially the terms set forth in the Registration Statement on Form S-1 filed with the Securities Exchange Commission on April 25, 2006 (the "Offering"), a portion of the proceeds of which will be used, along with newly issued shares of Common Stock, to redeem all of the outstanding shares of Series A Preferred Stock and Series C Preferred Stock, the 2006 Warrant, and the 2007 Warrant, and any additional securities issued as the result of payments in kind of dividends for such securities after the date hereof as described herein, and concurrently therewith, the Company intends to recapitalize the Series A Warrants in a manner intended to qualify as a plan of reorganization with the meaning of Section 368 of the Internal Revenue Code.

         NOW, THEREFORE, intending to be legally bound, the undersigned have agreed as follows:

1. REDEMPTION OF THE INVESTOR SECURITIES. Effective upon the Closing (which, for purposes of this Agreement, shall be defined as the receipt by Company of the net proceeds from the sale of its common stock in the Offering, the consummation of the transactions set forth below and the cancellation of the Investor guarantee as described in Section 5(a)(ii) hereof):

         (a) Investor shall surrender to Company for cancellation all of Investor's right, title and interest in and to the Series A Preferred Stock and the Series C Preferred Stock (the "Preferred Stock Redemption"). Company shall pay Investor at Closing in immediately available funds the purchase price for the Preferred Stock Redemption (the "Preferred Stock Purchase Price"), which shall be calculated as follows:

                  (i) an amount equal to: (A) the number of shares of Series A Preferred Stock held by Investor at Closing, multiplied by the Original Issue Purchase Price (as defined in the Amended and Restated Designation of Preferences, Limitations, and Relative Rights of Series A Preferred Stock of Private Business, Inc. (the "Series A Designations")); plus (B) all accrued but unpaid dividends owed at Closing pursuant to the Series A Designations on the shares of Series A Preferred Stock held by Investor at Closing; plus

                  (ii) an amount equal to: (A) the number of shares of Series C Preferred Stock held by Investor at Closing, multiplied by the Original Issue Purchase Price (as defined in the Amended and Restated Designation of Preferences, Limitations, and Relative Rights of Series C Preferred Stock of Private Business, Inc. (the "Series C Designations")); plus (B) all accrued but unpaid dividends owed at Closing pursuant to the Series C Designations on the shares of Series C Preferred Stock held by Investor at Closing.

                  For the avoidance of doubt, a sample calculation of the Preferred Stock Purchase Price is attached hereto as Exhibit A.

         (b) Investor shall surrender to Company for cancellation all of Investor's right, title and interest in and to the Series A Warrants (the "Series A Warrant Recapitalization"). The securities to be delivered to Investor in exchange for the Series A Warrants in the Series A Warrant Recapitalization (the "Series A Warrant Recapitalization Securities") shall be that number of newly issued shares of Common Stock equal to Fourteen and 9/10ths Percent (14.9%) of the Fully Diluted Common Stock as of the Closing, including the Series A Warrant Recapitalization Securities, (as defined below). For purposes of this Agreement, the Fully Diluted Common Stock as of the Closing shall equal:

                  (i) the number of shares of Common Stock issued and outstanding immediately following the Closing, excluding (A) the Investor Securities and (B) the outstanding shares of the Company's Series B Preferred Stock, which Company shall redeem within sixty (60) days following the Closing; plus

                  (ii) One Million Sixty Thousand Six Hundred and Six (1,060,606) shares of Common Stock, representing the amount agreed to by the parties as representing the estimated number of shares to be issued pursuant to existing acquisition earn-outs (which number of shares shall be adjusted for any reverse stock split that Company may effect at or prior to the Closing); plus

                  (iii) the number of shares of Common Stock allocable to the issued and outstanding options to purchase Common Stock as of the Closing (though there shall not then be issued options exercisable for more than 7,714,680 shares of Common Stock), as calculated utilizing the treasury stock repurchase method at the price at which shares of Common Stock are sold in the Offering. For the avoidance of doubt, a sample calculation of the treasury stock repurchase method is attached hereto as Exhibit B.

                  The shares of Common Stock issued to Investor as the Series A Warrant Recapitalization Securities shall be restricted from transfer for a period of eighteen (18) months from Closing (the "Restricted Period") pursuant to the terms of a stock restriction agreement (the "Stock Restriction Agreement"), the form of which shall be agreed to by Investor and Company prior to Closing. Investor is acquiring such shares of Common Stock for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). Investor acknowledges that it is an accredited investor as that term is defined in Rule 501(a) promulgated under the Securities Act, and that such shares of Common Stock have not been registered under the Securities Act or any blue sky laws.

                  Furthermore, the certificates evidencing the shares of Common Stock issued as the Series A Warrant Recapitalization Securities will bear a legend substantially similar to the following:

                           The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") or state securities laws and cannot be offered, sold or otherwise transferred in the absence of registration or the availability of an exemption from registration under the Act and regulations promulgated thereunder and applicable state securities laws. Furthermore, the shares represented by this certificate are subject to certain restrictions on transfer as set forth in a Stock Restriction Agreement, a copy of which is available from the Company upon request.

         (c) Investor shall surrender to Company for cancellation all of Investor's right, title and interest in and to the 2006 Warrant (the "2006 Warrant Redemption"). The purchase price for the 2006 Warrant Redemption (the "2006 Warrant Purchase Price") shall be One Million Two Hundred Thousand Dollars ($1,200,000), payable by Company at Closing in immediately available funds.

         (d) The 2007 Warrant shall be cancelled without further action in accordance with its terms based upon the redemption of the Series C Preferred Stock.

2.       TERMINATION OF RIGHTS, OBLIGATIONS, DEBTS AND AGREEMENTS.

         (a) At Closing, and with the exception of any rights, obligations, debts or agreements created by the terms of this Agreement and the Stock Restriction Agreement, all rights, obligations, debts, and agreements, whether or not matured or asserted, between Investor and Company shall be cancelled, terminated and of no further effect including, but not limited to, the following:

                  (i) termination of the following agreements, together with termination of all rights, obligations, debts and agreements arising thereunder: the Amended and Restated Securities Purchase Agreement dated December 24, 2003, between Company and Investor; the Warrant Agreement dated January 20, 2004, by and among Company and Investor; subject to clause (b) below, the Securityholders Agreement dated January 20, 2004, by and among Company and Investor (the "Securityholders Agreement"); the Guaranty Side Letter dated January 23, 2006 between Company, Investor, and The Lightyear Fund, L.P.; the Exchange Agreement dated January 23, 2006 between Company and Investor; the Amended and Restated Warrant Agreement dated January 23, 2006 between Company and Investor; the Securities Purchase Agreement dated December 9, 2005 between Company and Investor; and each and every certificate representing shares of Series A Preferred Stock, shares of Series C Preferred Stock, or warrants issued pursuant to any of the foregoing agreements; and


                  (ii) termination of all rights, obligations, debts and agreements arising under each of the Series A Designations and the Series C Designations.

         (b) The Securityholders Agreement will be amended in a form reasonably acceptable to the Investor and the Company to eliminate all of Investor's rights thereunder except a single demand registration right and unlimited piggyback registration rights, each of which shall only be exercisable after the Restricted Period (with the exception of a single exercise of the piggyback registration rights, which shall be exercisable during the Restricted Period), all on substantially the same terms as are set forth in the Securityholders Agreement.

         (c) Investor hereby waives its registration rights and pre-emptive rights associated with the Offering.

3.       INVESTOR COVENANTS.

         (a) Prior to the Closing, Investor irrevocably and unconditionally agrees that at any meeting (whether annual or special, and at each adjourned or postponed meeting) of the shareholders of Company, however called, Investor will (i) appear at each such meeting or otherwise cause its shares of Common Stock, Series A Preferred Stock and Series C Preferred Stock to be counted as present thereat for purposes of calculating a quorum, and
                  (ii) vote, or cause to be voted at such meeting, all of Investor's shares of Common Stock, Series A Preferred Stock and Series C Preferred Stock (A) to approve the reverse stock split as described in Proposal 3 of the Company's proxy statement dated April 13, 2006, (B) to approve any proposal required to be made to the shareholders of Company to facilitate the Offering or any transaction by which Company raises the equity and/or debt required to consummate the transactions contemplated in this Agreement, (C) against any proposal made in opposition to, or in competition or inconsistent with, the transactions expressly contemplated by this Agreement, and (D) against any liquidation or winding up of Company.

         (b) Following the Closing, David Glenn shall remain on the board of directors of Company as the sole remaining director affiliated with Investor (such remaining director shall be referred to as the "Investor Director"), it being understood that this provision shall not impact the continued service of directors McCabe and Hough who are not affiliates of Investor.

4. COMPANY COVENANTS. Following the Closing, Company shall take such actions as may be required under applicable law to cause the board of directors of Company (including any nominating committee thereof) to nominate and elect the Investor Director to continue to serve on the board of directors of Company until the earlier of (a) the resignation of the Investor Director or (b) the date (the "Investor Rights Termination Date") on which Investor has sold or otherwise disposed of an aggregate number of shares of Common Stock equal to One Third (1/3) of the number of Series A Warrant Recapitalization Securities. In the event of the death, disability, retirement, resignation or removal (with or without cause) of the Investor Director before the Investor Rights Termination Date, Investor may designate another individual to be elected to fill the vacancy created thereby, and Company shall cause the vacancy created thereby to be filled by such new designee as soon as possible, and Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

5.       CONDITIONS.

         (a) Conditions to Obligations of Investor. The obligations of Investor hereunder are subject to the satisfaction, on or prior to Closing, of the following conditions, unless waived in writing by Investor:

                  (i) Company shall repay all principal and accrued interest, whether or not then due, under the Bank of America Amended and Restated Credit Facility dated January 23, 2006, as amended (the "Bank of America Credit Facility");

                  (ii) Company shall cause The Lightyear Fund, L.P. to be released from its guarantee of the Term B Note under the Bank of America Credit Facility;

                  (iii) at least one additional co-manager for the Offering will be determined by the Company's special committee with input and advice from Company management and from Friedman, Billings, Ramsey & Co., Inc., and such co-manager shall have been named on the cover of the preliminary prospectus for the Offering distributed to potential investors in Company Common Stock before or during the road show for the Offering;

                  (iv) no material shareholder litigation shall be pending naming as defendant Investor or any of the directors designated by Investor relating to the transactions contemplated by this Agreement;

                  (v) Investor and Company shall have entered into a management rights agreement, substantially in the form attached hereto as Exhibit 5;

                  (vi) Company shall concurrently with Closing provide irrevocable notice to the holder of the Company's Series B Preferred Stock to redeem all of the Series B Preferred Stock and, in the event Company fails to redeem all of the Series B Preferred Stock within sixty (60) days following the Closing or if any shares of Series B Preferred Stock are converted into Common Stock, Company shall issue that number of additional shares of Common Stock that Investor would have been entitled to receive had the calculation of the Series A Warrant Recapitalization Securities been calculated at the Closing with the inclusion of the Series B Preferred Stock in the Fully Diluted Common Stock; and

                  (vii) Company shall have fulfilled its covenants and obligations under this Agreement.

         (b) Conditions to Obligations of Company. The obligations of Company hereunder are subject to the satisfaction by Investor of its covenants and obligations under this Agreement on or prior to Closing, unless waived in writing by Investor.

6.       MISCELLANEOUS.

         (a) Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and to obtain such consents, as may be necessary or as may be reasonably requested by the other party hereto in order to fully effectuate the purposes, terms and conditions of this Agreement.

         (b) Fees and Expenses. Each of the parties hereto shall pay its own fees and expenses incident to this Agreement and the transactions contemplated hereunder, provided, however, that Company shall be obligated to pay the reasonably documented outside legal fees and other expenses of Investor in connection with this transaction and the related offering in an amount not to exceed Two Hundred Thousand Dollars ($200,000); provided, however, that in the event it shall be necessary to modify the terms of this Agreement or the terms of the Offering in any material respect, or any other unanticipated circumstance shall arise, such amount shall be increased to reflect such changes in circumstances.

         (c) Assignment. Neither Company nor Investor shall assign its rights and obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect; provided, however, that Investor may assign its rights under this Agreement to any of its Affiliates (as defined below). In no event shall the assignment by Company or Investor of its rights or obligations under this Agreement release Company or Investor from their respective liabilities and obligations hereunder. Investor shall not assign or transfer any of the Investor Securities prior to Closing. For purposes of this Agreement, the term "Affiliate" shall mean with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person, for so long as such person remains so associated to the specified person.

         (d) Entire Agreement; Amendment. This Agreement, together with the Stock Restriction Agreement, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and they supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

         (e) Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or any other agreement or document given pursuant to or in connection with this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

         (f) Severability. If any part of any provision of this Agreement or any other agreement or document given pursuant to or in connection with this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

         (g) Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the state of New York.

         (h) Jurisdiction; No Jury Trial. Each of the parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts located in the State of New York, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each of the parties agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process of any action, suit or proceeding brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such federal courts as aforesaid and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

         (i) Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                           If to Company:

                                    Private Business, Inc.
                                    9020 Overlook Boulevard, Suite 300
                                    Brentwood, Tennessee  37027
                                    Attention:  G. Lynn Boggs
                                    Facsimile:  (615) 565-3177

                           with a copy (which shall not constitute notice) to:

                                    Harwell Howard Hyne Gabbert & Manner, P.C.
                                    315 Deaderick Street, Suite 1800
                                    Nashville, TN 37238-1800
                                    Attention: David Cox
                                    Facsimile:  (615) 251-1056

                           If to Investor:

                                    c/o The Lightyear Fund, L.P.
                                    375 Park Avenue, 11th Floor
                                    New York, New York 10152
                                    Attention: Lori J. Forlano
                                    Facsimile: (212) 328-0516

                           with a copy (which shall not constitute notice) to:

                                    Simpson Thacher & Bartlett LLP
                                    425 Lexington Avenue
                                    New York, New York 10017
                                    Attention:  Caroline B. Gottschalk
                                    Facsimile: (212) 455-2502

                  Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be hand delivered, sent, mailed, faxed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt or the delivery receipt being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         (j) Headings. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         (k) Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single Agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

         (l) Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns. Whenever statements as to enforceability are made in this Agreement, it is acknowledged and agreed that such enforceability may be limited by insolvency, bankruptcy, moratorium, or similar laws, rules and regulations affecting creditors' rights generally and by general principles of equity.

         (m) No Third-Party Beneficiaries. Nothing in this Agreement will be construed as giving any person, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

         (n) Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

         (o) Indemnification. The Company shall indemnify and hold harmless Investor and its affiliates, directors, officers, employees, partners, members, agents and representatives, including any directors of the Company that are employees of Lightyear Capital, LLC (collectively, "Indemnified Persons"), to the fullest extent permitted by law, against all losses, claims, damages, liabilities, judgments, fines, expenses and amounts paid in settlement suffered by any of them ("Damages"), to the extent arising from, relating to, or otherwise in respect of, the transactions contemplated hereby (whether pertaining to any acts or omissions or existing prior to, at or following the date of this Agreement) except for Damages that both (i) arise out of or are based on any action of or failure to act by an Indemnified Person and (ii) that are finally determined (by a court of competent jurisdiction and after exhausting all appeals or in an arbitration conducted in accordance with this Agreement) to have resulted solely from the willful misconduct of an Indemnified Person, or as a result of any written material provided to Company by any Indemnified Person for the purpose of inclusion in the Form S-1 filed in connection with the Offering. Any Indemnified Person that is a Company director will be entitled to the advancement of reasonable expenses as incurred by such Indemnified Person in connection with any matters for which such Indemnified Person is or may be entitled to indemnification from the Company pursuant to this Section 6(o) to the fullest extent permitted under applicable law.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written.

                              PRIVATE BUSINESS, INC.


                              By: /s/ G. Lynn Boggs
                                 ------------------------------------------
                              Name: G. Lynn Boggs
                              Its:  Chief Executive Officer



                              LIGHTYEAR PBI HOLDINGS, LLC


                              By: /s/ Timothy Kacani
                                 ------------------------------------------
                              Name: Timothy Kacani
                              Its: Chief Financial Officer

                                   Exhibit A

Set forth below is a sample calculation of the Preferred Stock Purchase Price for the Series A and Series C preferred stock, assuming a Closing on July 1, 2006.

                         Outstanding Shares
Security                    at July 1, 2006           Liquidation Preference               Redemption Amount
Series A                       21537.81                    $1,000.00                          $21,537,812.50

                                                       1,000.00 per share +
Series C                         10,000               $556,164.38 of accrued
                                                      dividends                               $10,556,164.38
                                                                                              --------------
Total Series A and C                                                                          $32,093,976.88



Note: The outstanding shares includes the original 20,000 and 10,000 shares of Series A and Series C, respectively, plus PIK dividends.

                                    Exhibit B


The treasury method of accounting for options shall be used to calculate the dilutive effect of outstanding options in the same manner as used by Company in connection with its quarterly and annual calculation of fully-diluted shares for its fully-diluted earnings per share as follows (using the price per share in the Offering in lieu of the calculation period's average market price to determine dilutive effect):


Step One: The exercise price for each outstanding option (vested or unvested) is compared to the Offering price.

Step Two: If the exercise price of an option is above the Offering price, then none of the shares underlying the option are included in the fully-diluted shares.

Step Three: If the exercise price of an option is below the Offering price, then the number of shares included in the fully-diluted shares for such option shall equal:

         Total shares underlying the option

         less

         The amount determined by dividing (x) total proceeds from the full exercise of the option) by (y) the Offering price.

Example

Company's calculations for option dilutions as of December 31, 2005 for use in the Company's Annual Report on Form 10-K is included on the following page. The first dilutive option as of that date based on the average market price was:

    12/31/2005           OPTION        AVG MKT        PROCEEDS         TREASURY
   OPTIONS/SHRS          STRIKE         STOCK            IF             SHARES         INCREMENTAL
   OUTSTANDING           PRICE          PRICE         DILUTIVE         ACQUIRED           SHARES
------------------    ------------   ------------    ------------    -------------    ----------------

          330,027       $ 0.590      $    1.200           194,716        162,263            167,764

For purposes of this Agreement, assuming a public offering price per share of $1.75, the incremental shares to be included in the Fully Diluted Common Stock as of the Closing for such option would be 218,761.


---------------------------

Note: All figures used in this example are prior to the reverse stock split currently contemplated by Company.

               Option Dilution Calculation as of December 31, 2005

    12/31/2005           OPTION        AVG MKT        PROCEEDS         TREASURY
   OPTIONS/SHRS          STRIKE         STOCK            IF             SHARES         INCREMENTAL
   OUTSTANDING           PRICE          PRICE         DILUTIVE         ACQUIRED           SHARES
-------------------  -------------- --------------  -------------- ----------------  -----------------


                -     $     0.990    $    1.200             0          FALSE                       0

            5,308     $     1.500    $    1.200         FALSE            -                      FALSE

          137,214     $     1.651    $    1.200         FALSE            -                      FALSE

           97,159     $     2.751    $    1.200         FALSE            -                      FALSE

           33,862     $     4.590    $    1.200         FALSE            -                      FALSE

           54,090     $     3.301    $    1.200         FALSE            -                      FALSE

            2,726     $     5.502    $    1.200         FALSE            -                      FALSE

           46,799     $     5.502    $    1.200         FALSE            -                      FALSE

           47,039     $     6.180    $    1.200         FALSE            -                      FALSE

            8,179     $     6.878    $    1.200         FALSE            -                      FALSE

           37,257     $    39.617    $    1.200         FALSE            -                      FALSE

           17,224     $    15.990    $    1.200         FALSE            -                      FALSE

            1,212     $    42.643    $    1.200         FALSE            -                      FALSE

           20,966     $    24.000    $    1.200         FALSE            -                      FALSE

           23,196     $    24.000    $    1.200         FALSE            -                      FALSE

              182     $    21.129    $    1.200         FALSE            -                      FALSE

              636     $    14.251    $    1.200         FALSE            -                      FALSE

              312     $    18.570    $    1.200         FALSE            -                      FALSE

            3,937     $    20.117    $    1.200         FALSE            -                      FALSE

           16,667     $    12.375    $    1.200         FALSE            -                      FALSE

            4,622     $    12.189    $    1.200         FALSE            -                      FALSE

            3,635     $     4.644    $    1.200         FALSE            -                      FALSE

           11,279     $     5.343    $    1.200         FALSE            -                      FALSE

           27,563     $     1.307    $    1.200         FALSE            -                      FALSE

                -     $     3.000    $    1.200         FALSE            -                      FALSE

           66,667     $     3.750    $    1.200         FALSE            -                      FALSE

           18,174     $     2.201    $    1.200         FALSE            -                      FALSE

           63,143     $     2.201    $    1.200         FALSE            -                      FALSE

           37,240     $     2.718    $    1.200         FALSE            -                      FALSE

           33,334     $     3.750    $    1.200         FALSE            -                      FALSE

          200,000     $     2.070    $    1.200         FALSE            -                      FALSE

           10,000     $     1.550    $    1.200         FALSE            -                      FALSE

                -     $     1.640    $    1.200         FALSE            -                      FALSE

           63,409     $     1.950    $    1.200         FALSE            -                      FALSE

           10,000     $     2.650    $    1.200         FALSE            -                      FALSE

          100,000     $     1.770    $    1.200         FALSE            -                      FALSE

          330,027     $     0.590    $    1.200       194,716         162,263                 167,764

           21,919     $     1.250    $    1.200         FALSE            -                      FALSE

           30,000     $     1.120    $    1.200        33,600          28,000                   2,000

          100,000     $     1.830    $    1.200         FALSE            -                      FALSE

          217,457     $     2.190    $    1.200         FALSE            -                      FALSE

        2,641,077     $     1.320    $    1.200         FALSE            -                      FALSE

          119,620     $     1.320    $    1.200         FALSE            -                      FALSE

       16,000,000     $     1.250    $    1.200         FALSE            -                      FALSE

        3,787,879     $     1.320    $    1.200         FALSE            -                      FALSE

          905,797     $     1.320    $    1.200         FALSE            -                      FALSE
-------------------                                                                 -----------------
       25,356,807                                                                             169,764
===================                                                                 =================
